EXHIBIT 5.1

Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002

January 27, 2012

Bonanza Creek Energy, Inc.
410 17th Street, Suite 1500

Denver, Colorado 80202

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 2,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Bonanza Creek Energy, Inc. 2011 Long-Term Incentive Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. We are opining herein as to General Corporation Law of the State of Delaware, including all applicable Delaware statutory provisions of law and the reported judicial decisions interpreting these laws, and we express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Mayer Brown LLP